C&S/Brunswick
                                                                 Final Agreement




                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                      THE CITIZENS AND SOUTHERN CORPORATION
                   CITIZENS AND SOUTHERN GEORGIA CORPORATION
                     THE CITIZENS AND SOUTHERN NATIONAL BANK

                                       AND

                FIRST FEDERAL SAVINGS BANK OF BRUNSWICK, GEORGIA

                         AMENDED AND RESTATED AGREEMENT
                           AND PLAN OF REORGANIZATION

                                TABLE OF CONTENTS


Parties.....................................................................   1
Preamble....................................................................   1

                                   ARTICLE ONE
                                   DEFINITIONS

1.1      Agreement..........................................................   2
1.2      Articles of Combination............................................   3
1.3      Avantor............................................................   3
1.4      Avantor Agreements.................................................   3
1.5      Avantor Base Period Trading Price..................................   3
1.6      Avantor Common Stock...............................................   3
1.7      Avantor Reorganization.............................................   3
1.8      Base Period Trading Price..........................................   3
1.9      Base Period Trading Price Limitations..............................   3
1.10     BHC Act............................................................   3
1.11     Brunswick Common Stock.............................................   3
1.12     Brunswick Companies................................................   3
1.13     Brunswick Financial Statements.....................................   3
1.14     Brunswick Interim Common Stock.....................................   3
1.15     Brunswick Options..................................................   3
1.16     Brunswick Reports..................................................   4
1.17     Brunswick Subsidiaries.............................................   4
1.18     C&S Common Stock...................................................   4
1.19     C&S Companies......................................................   4
1.20     C&S Financial Statements...........................................   4
1.21     C&S Georgia Common Stock...........................................   4
1.22     C&S Subsidiaries...................................................   4
1.23     Closing............................................................   4
1.24     Comptroller........................................................   4
1.25     CSNB Common Stock..................................................   4
1.26     Effective Date.....................................................   4
1.27     ERISA..............................................................   4
1.28     Exhibits...........................................................   4
1.29     FDIC...............................................................   4
1.30     Federal Reserve Board..............................................   5
1.31     GAAP...............................................................   5
1.32     Georgia Commissioner...............................................   5
1.33     Internal Revenue Code..............................................   5
1.34     Merger.............................................................   5
1.35     NASDAQ.............................................................   5
1.36     1933 Act...........................................................   5
1.37     1934 Act...........................................................   5
1.38     OTS................................................................   5

                                       (i)

1.39     Party...............................................................  5
1.40     Pension Plan........................................................  5
1.41     Per Share Purchase Price............................................  5
1.42     Plan of Merger......................................................  6
1.43     Proxy Statement.....................................................  6
1.44     Registration Statement..............................................  6
1.45     Regulatory Authorities..............................................  6
1.46     SAIF................................................................  7
1.47     SEC.................................................................  7
1.48     Sovran..............................................................  7
1.49     Stockholders' Meeting...............................................  7
1.50     Subsidiaries........................................................  7

                                   ARTICLE TWO
                              TERMS OF TRANSACTIONS

2.1      Merger..............................................................  7
2.2      Effect of Merger....................................................  7
2.3      Manner of Converting Shares.........................................  8
2.4      Assumption of Stock Options.........................................  9

                                  ARTICLE THREE
                           CLOSING, EFFECTIVE DATE AND
                         EXCHANGE OF STOCK CERTIFICATES

3.1     Time and Place of Closing............................................ 10
3.2     Effective Date....................................................... 10
3.3     Exchange of Stock Certificates....................................... 10
3.4     Dissenting Stockholders.............................................. 11
3.5     Rights of Holders of Brunswick Common Stock.......................... 12

                                  ARTICLE FOUR
                  REPRESENTATIONS AND WARRANTIES OF BRUNSWICK


4.1    Organization, Standing and Authority.................................. 12
4.2    Capital Stock......................................................... 13
4.3    Brunswick Subsidiaries................................................ 13
4.4    Authority............................................................. 14
4.5    Financial Statements.................................................. 15
4.6    Absence of Undisclosed Liabilities.................................... 15
4.7    Tax Matters........................................................... 16
4.8    Loans................................................................. 16
4.9    Allowance for Possible Loan Losses.................................... 16
4.10   Properties............................................................ 16
4.11   Compliance with Laws.................................................. 17
4.12   Employee Benefit Plans................................................ 17
4.13   Material Contracts.................................................... 19
4.14   Material Contract Defaults............................................ 20
4.15   Legal Proceedings..................................................... 20

                                      (ii)

4.16   Absence of Certain Changes or Events.................................. 20
4.17   Reports............................................................... 20
4.18   Statements True and Correct........................................... 21

                                  ARTICLE FIVE
                      COVENANTS AND AGREEMENTS OF BRUNSWICK

5.1    Conduct of Business--Negative Covenants............................... 22
5.2    Conduct of Business--Affirmative Covenants............................ 23
5.3    Adverse Changes in Condition.......................................... 23
5.4    Cooperation........................................................... 24
5.5    Investigation and Confidentiality..................................... 24
5.6    Reports............................................................... 24
5.7    Current Information................................................... 25
5.8    Dividends............................................................. 25
5.9    Capital Stock......................................................... 25
5.10   Agreement of Affiliates............................................... 25
5.11   Certain Actions....................................................... 26
5.12   Agreement as to Efforts to Consummate................................. 26
5.13   Related Agreements.................................................... 27
5.14   Escrow Account........................................................ 27

                                   ARTICLE SIX
              REPRESENTATIONS AND WARRANTIES OF C&S, C&S GEORGIA AND CSNB

6.1    Organization, Standing and Authority of C&S........................... 27
6.2    Capital Stock......................................................... 27
6.3    Organization and Standing of C&S Georgia.............................. 28
6.4    Organization and Standing of CSNB..................................... 28
6.5    Authority............................................................. 28
6.6    Financial Statements.................................................. 29
6.7    Absence of Undisclosed Liabilities.................................... 30
6.8    Compliance With Laws.................................................. 30
6.9    Legal Proceedings..................................................... 31
6.10   Absence of Certain Changes or Events.................................. 31
6.11   Reports............................................................... 31
6.12   Statements True and Correct........................................... 31

                                  ARTICLE SEVEN
                     COVENANTS OF C&S, C&S GEORGIA AND CSNB

7.1    Conduct of Business................................................... 32
7.2    Adverse Changes in Condition.......................................... 32
7.3    Investigation and Confidentiality..................................... 33
7.4    Reports............................................................... 33
7.5    Current Information................................................... 33
7.6    Organization of Brunswick Interim..................................... 34
7.7    Applications.......................................................... 34
7.8    Agreement as to Efforts to Consummate................................. 34

                                      (iii)

                                  ARTICLE EIGHT
                              ADDITIONAL AGREEMENTS

8.1    Registration Statement; Stockholder Approval.......................... 34
8.2    Tax Ruling; Tax Opinion............................................... 35
8.3    Press Releases........................................................ 35
8.4    Avantor Reorganization; Substitution of Avantor Common
         Stock............................................................... 35

                                  ARTICLE NINE
               CONDITIONS PRECEDENT TO THE OBLIGATIONS TO CONSUMMATE

9.1    Representations and Warranties........................................ 37
9.2    Performance of Agreements and Covenants............................... 38
9.3    Certificates.......................................................... 38
9.4    Corporate Authorization............................................... 38
9.5    Stockholder Approvals................................................. 38
9.6    Consents and Approvals................................................ 39
9.7    Legal Proceedings..................................................... 39
9.8    Material Adverse Change............................................... 39
9.9    Letters Concerning Claims............................................. 40
9.10   Opinions of Counsel................................................... 40
9.11   Accountants' Letters.................................................. 40
9.12   Tax Matters........................................................... 40
9.13   Letter from Investment Banking Firm................................... 41
9.14   Registration Statement................................................ 41

                                   ARTICLE TEN
                                   TERMINATION

10.1   Termination........................................................... 41
10.2   Effect of Termination................................................. 42
10.3   Survival of Representations, Warranties and Covenants................. 42

                                 ARTICLE ELEVEN
                                  MISCELLANEOUS

11.1   Expenses.............................................................. 42
11.2   Brokers and Finders................................................... 43
11.3   Entire Agreement...................................................... 43
11.4   Amendments............................................................ 43
11.5   Waivers............................................................... 44
11.6   No Assignment......................................................... 44
11.7   Specific Enforceability............................................... 44
11.8   Notices............................................................... 44
11.9   Governing Law......................................................... 45
11.10  Counterparts.......................................................... 45




                                      (iv)

                                LIST OF EXHIBITS

                FIRST FEDERAL SAVINGS BANK OF BRUNSWICK, GEORGIA

C&S        -The Citizens and Southern Corporation
Brunswick  -First Federal Savings Bank of Brunswick, Georgia

Exhibit Number    Description

  1.              Form of Plan of Merger.  (SS1.42).

  2.              Agreement of each affiliate of Brunswick.   (SS5.10).

  3.              Agreement of directors and officers of Brunswick.  (SS5.11).

  4. Letter regarding claims of each director, the president and each vice president of Brunswick. (SS9.9).

  5.              Legal opinion of Alston & Bird.  (SS9.10).

  6.              Legal opinion of Smith, Mackinnon, Mathews & Christiansen,
                  P.A.  (SS9.10).

  7.              Cold comfort letter of Arthur Andersen & Co.  (SS9.11).
                                       (v)

                                LIST OF SCHEDULES

C&S        -The Citizens and Southern Corporation
Brunswick  -First Federal Savings Bank of Brunswick, Georgia

Schedule Number

  4.2 Certain information with respect to the outstanding stock options of Brunswick. (SS4.2).

  4.3  Certain information with respect to the Subsidiaries of Brunswick.
       (SS4.3).

  4.5 Audited Consolidated Statements of Financial Condition of Brunswick at September 30, 1987, 1986 and 1985, and the related Consolidated Statements of (i) Income, (ii) Stockholders' Equity and (iii) Changes in Financial Position for the fiscal years then ended and the notes thereto as reported upon by Arthur Andersen & Co., independent certified public accountants, together with unaudited Consolidated Statements of Financial Condition of Brunswick at December 31, 1987, and the related Consolidated Statements of (i) Income, (ii) Stockholders' Equity and (iii) Changes in Financial Position for the three- month period then ended and the notes thereto. (SS4.5).

 4.12  List of employee benefit plans maintained by Brunswick. (SS4.12).

 4.13 Schedule of other material contracts of Brunswick including any material agreement, arrangement or commitment not cancellable by Brunswick without penalty, any agreement, arrangement or commitment relating to the appointment, election or retention of any director or officer, any contract, agreement or any understanding with any labor union or any contract or agreement or amendment thereto that would be required to be filed with the OTS as an exhibit to a Form 10-K and that has not been filed as an exhibit to Brunswick's Form 10-K for 1987 or in a report filed with the OTS under the Securities Exchange Act of 1934, as amended. (SS4.13).

 6.6 Audited Consolidated Statements of Condition of C&S at December 31, 1987, 1986 and 1985, and the related Consolidated Statements of (i) Income,
       (ii) Stockholders' Equity and (iii) Changes in Financial Position for the years then ended and the notes thereto as reported upon by Ernst & Whinney, independent certified public accountants. (SS6.6).

                                      (vi)

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is initially made and entered into as of the 19th day of April, 1988, and amended and restated as the 20th day of November, 1989, by and among THE CITIZENS AND SOUTHERN CORPORATION, a corporation organized and existing under the laws of the State of Georgia with its principal office located in Atlanta, Fulton County, Georgia ("C&S"); CITIZENS AND SOUTHERN GEORGIA CORPORATION, a corporation organized and existing under the laws of the State of Georgia with its principal office located in Atlanta, Fulton County, Georgia ("C&S Georgia"); THE CITIZENS AND SOUTHERN NATIONAL BANK, a national banking association organized and existing under the laws of the United States with its main office located in Savannah, Chatham County, Georgia ("CSNB"); and FIRST FEDERAL SAVINGS BANK OF BRUNSWICK, GEORGIA, a federally chartered stock savings bank organized and existing under the laws of the United States with its principal office located in Brunswick, Glynn County, Georgia ("Brunswick").

                                    PREAMBLE

         The Boards of Directors of C&S, C&S Georgia, CSNB and Brunswick are of the opinion that it is advisable for the welfare and best interests of the parties to this Agreement and their respective stockholders that C&S acquire all of the outstanding shares of Brunswick common stock in exchange for the issuance of C&S common stock, all on the terms and conditions set forth in this Agreement. If the transactions contemplated by this Agreement are consummated, the stockholders of Brunswick will thereby become stockholders of C&S.

         At the time this Agreement was originally entered into on April 19, 1988, the proposed acquisition of Brunswick by C&S was structured in a manner that contemplated the conversion of Brunswick from a federal stock savings bank to a state chartered savings and loan association would then be acquired by C&S by means of the merger of Brunswick as a state chartered savings and loan association into and with CSNB. As a result of the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the acquisition of Brunswick by C&S as originally contemplated by this Agreement is no longer permissible and thus the parties believe it is in the best interest of each of the parties and their respective stockholders to restructure the transaction in a manner that would permit the acquisition of Brunswick by C&S under the provisions of the newly enacted FIRREA. Accordingly, C&S, C&S Georgia, CSNB and Brunswick are amending and restating this Agreement as of November 20, 1989, to reflect the restructuring of the acquistion of Brunswick by C&S in a manner that comports with the provisions of FIRREA. The acquisition of Brunswick by C&S will now be accomplished by means of the organization of an interim federal stock savings bank to be known as "Interim Federal Savings Bank of Brunswick" ("Brunswick Interim") as a wholly owned subsidiary of C&S and the merger of Brunswick Interim with and into Brunswick. Upon consummation of the merger of Brunswick Interim with and into Brunswick, Brunswick will be the surviving entity and will continue to conduct its business and operations after the merger as a wholly owned subsidiary of C&S and as a federal stock savings bank under the name "The Citizens and Southern Savings Bank, F.A."

         In addition to amending and restating this Agreement for the purpose of reflecting the restructuring of the acquisition of Brunswick as a result of the enactment of FIRREA, C&S has entered into an Amended and Restated Agreement and Plan of Reorganization, dated as of September 26, 1989, and amended and restated as of October 31, 1989, pursuant to which C&S and Sovran Financial Corporation have agreed to become wholly owned subsidiaries of Avantor Financial Corporation ("Avantor"), a newly organized Delaware corporation. The transactions contemplated by this Agreement will not be consummated until the Avantor reorganization is consummated or terminated in accordance with the terms of the Avantor agreements. If the Avantor reorganization is consummated, then in lieu of receiving shares of C&S common stock for their shares of Brunswick common stock, stockholders of Brunswick will receive shares of Avantor common stock. In the event the Avantor reorganization is not consummated, the obligations of C&S to consummate the proposed acquisition of Brunswick will continue in accordance with the terms of this Agreement.

         For federal income tax purposes, the Parties to this Agreement intend that the acquisition by C&S of all of the outstanding shares of the common stock of Brunswick in exchange solely for the shares of voting common stock of C&S as contemplated herein, will constitute a reorganization within the meaning of
Section 368(b) of the Internal Revenue Code of 1986, as amended.

         The transactions described in this Agreement are subject to the approval of the stockholders of Brunswick, the sole stockholder of Brunswick Interim, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Commissioner of the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement.

         In consideration of the above, the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE ONE
                                   DEFINITIONS

         As used in this Agreement and in any amendments hereto, the following terms shall have the following meanings respectively:

         1.1 "Agreement" shall mean this Amended and Restated Agreement and Plan of Reorganization.

         1.2 "Articles of Combination" shall mean the Articles of Combination to be executed by Brunswick and Brunswick Interim and filed with the OTS as contemplated by Section 2.1 of this Agreement.

         1.3 "Avantor" shall mean Avantor Financial Corporation, a newly organized Deleware corporation that is to serve as the parent holding compnay of C&S and Sovran.

         1.4 "Avantor Agreements" shall mean the Amended and Restated Agreement and Plan of Reorganization, dated as of September 26, 1989, and amended and restated as of October 31, 1989, by and between C&S and Sovran and the related
(i) Plan of Merger of C&S Merger Subsidiary, Inc. into and with C&S and (ii) Plan of Share Exchange of Sovran and Avantor.

         1.5 "Avantor Base Period Trading Price" shall mean the average closing price of a share of Avantor Common Stock as reported by the New York Stock Exchange for the twenty (20) trading days immediately preceding the five (5) consecutive calendar days immediately preceding the Effective Date.

         1.6 "Avantor Common Stock" shall mean the $1.00 par value common stock of Avantor to be issued to the stockholders of C&S and Sovran upon consummation of the Avantor Reorganization.

         1.7 "Avantor Reorganization" shall mean the proposed reorganization of C&S and Sovran pursuant to which C&S and Sovran will become wholly owned subsidiaries of Avantor in accordance with the terms of the Avantor Agreements.

         1.8 "Base Period Trading Price" shall mean the average closing price of a share of C&S Common Stock as reported by the New York Stock Exchange for the twenty (20) trading days immediately preceding the five (5) consecutive calendar days immediately preceding the Effective Date.

         1.9 "Base Period Trading Price Limitations" shall have the meaning set forth in Section 2.3 of this Agreement.

         1.10 "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         1.11 "Brunswick Common Stock" shall mean the $1.00 par value commmon stock of Brunswick.

         1.12 "Brunswick Companies" shall mean collectively, Brunswick and all Brunswick Subsidiaries.

         1.13  "Brunswick   Financial   Statements"  shall  mean  the  financial
statements of Brunswick and Subsidiaries described in Section 4.5 of this Agreement.

         1.14 "Brunswick Interim Common Stock" shall mean the $1.00 par value Common Stock of Brunswick Interim.

         1.15  "Brunswick  Options"  shall have the meaning set forth in Section
2.4 of this Agreement.

         1.16  "Brunswick  Reports"  shall have the meaning set forth in Section
4.17 of this Agreement.

         1.17 "Brunswick Subsidiaries" shall mean the Subsidiaries of Brunswick.

         1.18 "C&S Common Stock" shall mean the $2.50 par value common stock of C&S.

         1.19 "C&S Companies" shall mean collectively, C&S and all C&S Subsidiaries.

         1.20 "C&S Financial Statements" shall mean the financial statements of C&S and Subsidiaries described in Section 6.6 of this Agreement.

         1.21 "C&S Georgia Common Stock" shall mean the $1.00 par value common stock of C&S Georgia.

         1.22 "C&S Subsidiaries" shall mean the Subsidiaries of C&S.

         1.23  "Closing"  shall mean the closing to be held  pursuant to Section
3.1 of this Agreement at which the Parties shall deliver certain documents and instruments and satisfy certain conditions precedent to consummation of the Merger.

         1.24 "Comptroller" shall mean the Office of the Comptroller of the Currency.

         1.25 "CSNB Common Stock" shall mean the $2.50 par value common stock of CSNB.

         1.26 "Effective Date" shall mean the date and time on which the Merger contemplated by this Agreement becomes effective as defined in Section 3.2 of this Agreement pursuant to the laws of the United States.

         1.27 "ERISA" shall mean Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended.

         1.28 "Exhibits" 1 through 7, inclusive, and the Schedules referenced herein, shall mean the respective Exhibits and Schedules so marked, each of which has been initialed for identification by an officer of C&S and an officer of Brunswick and bound sets of which have been delivered to the respective Parties. Such Exhibits and Schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         1.29 "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.30 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         1.31 "GAAP" shall mean generally accepted accounting principles.

         1.32  "Georgia   Commissioner"  shall  mean  the  commissioner  of  the
Department of Banking and Finance of the State of Georgia.

         1.33 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.34 "Merger" shall mean the merger of Brunswick Interim into and with Brunswick as provided in Section 2.1 of this Agreement and as described in the Plan of Merger.

         1.35 "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

         1.36 "1933 Act" shall mean the Securities Act of 1933, as amended.

         1.37 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.38 "OTS" shall mean the Office of Thrift Supervision, and its predecessor, the Federal Home Loan Bank Board.

         1.39 "Party" shall mean either C&S, C&S Georgia and CSNB, on the one hand, or Brunswick, on the other hand, and "Parties" shall mean C&S, C&S Georgia, CSNB and Brunswick.

         1.40 "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by Brunswick.

         1.41 "Per Share Purchase Price" shall mean an amount equal to (i)$16.80 PLUS (ii) an amount (rounded to the nearest cent) equal to the increase in book value (as determined in accordance with GAAP as applied to savings banks) per share of Brunswick Common Stock for each calendar month (prorated for any portion thereof) that occurs between September 1, 1988, and the Effective Date. Subject to the following sentence, the per share increase in book value of Brunswick Common Stock that occurs between September 1, 1988, and the Effective Date shall equal the quotient obtained by dividing (i) the aggregate increase in book value (as determined in accordance with GAAP as applied to savings banks) during such time period by (ii) the total number of shares of Brunswick Common Stock issued and outstanding on the Effective Date. In order for the Per Share Purchase Price to be determined prior to the Effective Date, the Parties agree that for the purposes of determining the aggregate increase in book value of Brunswick Common Stock for the month during which the Effective Date occurs (or the month immediately preceding the

Effective Date if the Effective Date occurs on the first of a month), the aggregate increase in book value (as determined in accordance with GAAP as applied to savings banks) of Brunswick Common Stock for the month during which the Effective Date occurs (or the month immediately preceding the Effective Date if the Effective Date occurs on the first of a month) shall equal the average monthly aggregate increase in book value of Brunswick Common Stock for each of the calendar months from October 1, 1987, through and including the month immediately preceding the month during which the Effective Date occurs (or the second month immediately preceding the month during which the Effective Date occurs if the Effective Date occurs on the first of a month). In determining the aggregate increase in book value (as determined in accordance with GAAP as applied to savings banks) of Brunswick Common Stock, the following expenses incurred by Brunswick or on its behalf in connection with the transactions contemplated by this Agreement and the Plan of Merger shall be disregarded for purposes of the calculation: (i) 50% of any and all accounting and legal fees directly related to the transactions contemplated by this Agreement; and (ii) any and all investment banking fees directly related to the transactions contemplated by this Agreement. In addition, in determining the book value (as determined in accordance with GAAP as applied to savings banks) of Brunswick Common Stock as of September 1, 1988, and the aggregate increase in book value of Brunswick Common Stock from September 1, 1988, through the Effective Date, any and all funds received by Brunswick in payment of the exercise price of any Brunswick Options exercised on or after October 1, 1987, through and including the Effective Date shall be excluded for purposes of the calculation. The calculation of the per share increase in book value shall be determined by Arthur Andersen & Co., independent certified public accountants of Brunswick, subject to review by Ernst & Young, independent certified public accountants of C&S, which absent error shall be binding upon the Parties.

         1.42  "Plan of  Merger"  shall  mean the Plan of  Merger  set  forth in
Exhibit 1 relating to the Merger.

         1.43 "Proxy Statement" shall mean the proxy statement-prospectus included in the Registration Statement and mailed to the stockholders of Brunswick in connection with the Stockholders' Meeting.

         1.44 "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by C&S under the 1933 Act as provided in Section 8.1 of this Agreement, together with any amendment or amendments to such registration statement, in connection with the transactions contemplated by this Agreement.

         1.45 "Regulatory Authorities" shall mean collectively, the Federal Reserve Board, the Comptroller, the OTS, the FDIC, the Georgia Commissioner and the SEC.

             1.46 "SAIF" shall mean the Savings Association Insurance Fund, and its predecessor, the Federal Savings and Loan Insurance Corporation.

              1.47  "SEC" shall mean the Securities and Exchange Commission.

              1.48 "Sovran" shall mean Sovran Financial Corporation, a corporation organized and existing under the laws of the Commonwealth of Virginia and registered as a bank holding company under the BHC Act.

         1.49 "Stockholders' Meeting" shall mean the meeting of the stockholders of Brunswick held pursuant to Section 8.1 of this Agreement.

         1.50 "Subsidiaries" shall mean all those corporations, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided , however, there shall not be included any such entity which owns or operates an automated teller machine interchange network and any such entity the equity securities of which are owned or controlled in a fiduciary capacity.


                             ARTICLE TWO
                        TERMS OF TRANSACTIONS

2.1  MERGER.   Subject to the terms of this Agreement and the Plan of Merger, on the Effective Date, Brunswick Interim shall be merged into and with Brunswick in accordance with the provisions of and with the effect provided in the Homeowners' Loan Act of 1933, as amended, and the regulations thereunder. Brunswick shall be the surviving savings bank resulting from the Merger and shall continue to exist and to be governed by the laws of the United States as a federal stock savings bank operating under the name "The Citizens and Southern Savings Bank, F.A.". The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, in the form of Exhibit 1, both of which have been approved and adopted to the extent necessary by the Boards of Directors of C&S, C&S Georgia, CSNB and Brunswick and which shall be approved and adopted by the Board of Directors of Brunswick Interim upon the organization of Brunswick Interim. The Merger shall be effected by filing the Plan of Merger as part of the Articles of Combination with the OTS.

2.2 EFFECT OF MERGER.

(a) On the Effective Date, the separate existence and corporate organization of Brunswick Interim shall cease, and Brunswick shall succeed to and shall have all the rights, privileges, immunities and powers of both Brunswick Interim and Brunswick. Brunswick shall thereupon and thereafter possess all the rights, privileges, powers, immunities and franchises of a public as well as a private nature, of both Brunswick and Brunswick Interim.
All assets and property, real, personal, and mixed, and all debts due on whatever account , including without limiting the generality of the foregoing, shares or subscriptions to shares, all other choses in action, rights and credits, and all and every other interest of or owned by or due or which would inure to either Brunswick or Brunswick Interim shall immediately by operation of law to be taken or deemed to be transferred to and vested in Brunswick without any further conveyance, transfer, act or deed, and the title to any real estate or any interest therein vested in either Brunswick or Brunswick Interim shall not revert or be in any way impaired by reason of the Merger. Brunswick shall be deemed to be a continuation of the entity of each constituent association, the rights and obligations of which shall succeed to such rights and obligations and the duties and liabilities connected therewith, and shall thenceforth be responsible and liable for all the liabilities and obligations of Brunswick Interim, and any claim existing or action or proceeding pending by or against Brunswick may be prosecuted as if the Merger had not taken place. Neither the rights of creditors nor any liens upon the property of Brunswick Interim shall be impaired by the Merger.

(b) All savings accounts and deposits of Brunswick Interim shall be and continue to be saving accounts and deposits of Brunswick, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Date, each saving account or deposit of Brunswick Interim shall continue to be considered for dividend or interest purposes as a saving account or deposit of Brunswick from the time said savings account or deposit was open in Brunswick Interim and at all times thereafter until such account or deposit ceases to be a saving account or deposit of Brunswick.

(c) The liquidation account of Brunswick established in connection with its conversion from a federal mutual savings bank to a federal stock savings bank and in existence as of the Effective Date shall be unaffected by the Merger and shall continue in Brunswick to the same extent, character and amount as it existed in Brunswick immediately prior to the Merger.

         2.3 MANNER OF CONVERTING SHARES. All of the shares of CSNB Common Stock, C&S Georgia Common Stock and C&S Common Stock issued and outstanding on the Effective Date shall remain issued and outstanding after the Effective Date and shall be unaffected by the Merger. Each of the shares of Brunswick Interim Common Stock issued and outstanding on the Effective Date shall be converted into one (1) share of Brunswick Common Stock. The manner and basis of converting the shares of the capital stock of Brunswick into shares of C&S Common Stock upon consummation of the Merger shall be as follows:

(a) EXCHANGE RATIO. Except as otherwise provided in this Section 2.3, each share of Brunswick Common Stock issued and outstanding on the Effective Date (other than treasury shares) shall, as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the number of shares of C&S Common Stock determined by dividing the Per Share Purchase Price by the Base Period Trading Price; provided, however, that for purposes of this calculation, the Base Period Trading Price shall be deemed to equal (i) $18.84 in the event the Base Period Trading Price is less than $18.84 or (ii) $31.40 in the event the Base Period Trading Price is greater than $31.40 (collectively, $18.84 and $31.40 are referred to as the "Base Period Trading Price Limitations").

(b) ANTI-DILUTION PROVISIONS. In the event C&S changes the number of shares of C&S Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar recapitalization, (i) the Base Period Trading Price Limitations shall be adjusted to appropriately adjust the ratio under which shares of Brunswick Common Stock will be converted into and exchanged for shares of C&S Common Stock pursuant to Section 2.3 (a) of this Agreement and (ii) if necessary, the anticipated Effective Date shall be postponed for an appropriate period of time agreed upon by the Parties in order for the Base Period Trading Price to reflect the market effect of such stock split, stock dividend or similar recapitalization.

(c) DISSENTING STOCKHOLDERS OF BRUNSWICK . Any holder of shares of Brunswick Common Stock who complies with the provisions of 12 C.F.R. SS552.14 with respect to dissenting stockholders shall be entitled to receive the value of such shares in cash (to be paid from the escrow account established by Brunswick prior to the Effective Date pursuant to Section 5.14 of this Agreement) calculated and determined pursuant to the applicable provisions of 12 C.F.R. SS552.14; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has surrendered to C&S the certificate or certificates representing the shares for which payment is being made.

(d) TREASURY SHARES. Any and all shares of Brunswick Common Stock held as treasury shares by Brunswick shall be cancelled and retired on the Effective Date, and no consideration shall be issued in exchange therefor.

(e) FRACTIONAL SHARES. No fractional shares of C&S Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 2.3 (a) of this Agreement, cash adjustments (without interest) based upon the Base Period Trading Price will be paid to the holders of Brunswick Common Stock in respect of any fraction of a share that would otherwise be issuable.

         2.4 ASSUMPTION OF STOCK OPTIONS. On the Effective Date, C&S shall assume the stock options granted by Brunswick pursuant to the Brunswick Stock Option Plan referred to in Section 4.2 of this Agreement which are outstanding on the Effective Date, whether or not exercisable ("Brunswick Options"). Each such Brunswick Option so assumed shall continue to be an issued and outstanding stock option in accordance with its terms and with the terms of the Brunswick Stock Option Plan; provided, however, that (i) from and after the Effective Date, each such Brunswick Option may be exercised solely for shares of C&S Common Stock, (ii) the number of whole shares of C&S Common Stock subject to each such Brunswick Option shall be equal to the number of shares of Brunswick Common Stock subject to such Brunswick Option immediately prior to the Effective Date times the quotient used in Section 2.3(a) of this Agreement for the conversion on the Effective Date of each share of Brunswick Common Stock into C&S Common Stock, rounded down to the nearest whole share, and (iii) the per share exercise price under each such Brunswick Option shall be adjusted by dividing the per share exercise price by the quotient used in Section 2.3 (a) of this Agreement (rounded to the nearest cent); provided further, however, that in the case of any Brunswick Option which is an "incentive stock option" as defined in Section 422A of the Internal Revenue Code, the excess of the aggregate fair market of the C&S Common Stock subject to such Incentive Stock Option over the aggregate adjusted price of such option shall not exceed the excess of the aggregate fair market value (determined immediately prior to the Effective Date) of the Brunswick Common Stock (determined on the basis of the Per Share Purchase Price) subject to such option over the aggregate unadjusted exercise price of such option.

                                 ARTICLE THREE
              CLOSING, EFFECTIVE DATE, AND EXCHANGE OF STOCK CERTIFICATES

         3.1 TIME AND PLACE CLOSING. The Closing will take place at 11:00 A.M., Atlanta, Georgia time, on the Effective Date, or at such other time as the Parties may mutually agree. The place of Closing will be at the principal offices of C&S, The Citizens and Southern National Bank Building, 35 Broad Street, Atlanta, Georgia 30303 or such other place as may be mutually agreed upon by the Parties.

         3.2 EFFECTIVE DATE. The Merger shall become effective on the date and at the time of endorsement of the Articles of Combination filed with the OTS or on such other date that the OTS declares the Merger effective. Unless otherwise mutually agreed upon in writing by the Parties, the Effective Date shall be as soon as practicable following the date that all of the conditions precedent specified in this Agreement have been satisfied or waived by the Party or Parties permitted to do so.

         3.3  EXCHANGE OF STOCK CERTIFICATES.

              (a) As soon as practicable after the Effective Date but in no event later than two (2) business days after the Effective Date, a form of transmittal letter ("Transmittal Letter") pursuant to which each holder of shares of Brunswick Common Stock may transmit certificates representing shares of Brunswick Common Stock in exchange for the consideration provided in

Section 2.3 of this Agreement, and any other appropriate materials, shall be mailed by C&S or the exchange agent selected by C&S, to each holder of record of Brunswick Common Stock as of the Effective Date.

         (b) After the Effective Date, each holder of shares of Brunswick Common Stock issued and outstanding on the Effective Date (other than shares held by dissenting stockholders) shall surrender the certificate or certificates representing such shares, together with a properly completed Transmittal Letter, to the exchange agent selected by C&S and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 2.3 of this Agreement. The certificate or certificates of Brunswick Common Stock so surrendered shall be duly endorsed as C&S or the exchange agent may require. To the extent required by Section 2.3 (e) of this Agreement, each holder of shares of Brunswick Common Stock issued and outstanding on the Effective Date also shall receive, upon surrender of the certificate or certificates representing such shares, cash, without interest, in lieu of any fractional share of C&S Common Stock to which such holder may be entitled. C&S shall not be obligated to deliver the consideration to which any former holder of Brunswick Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Brunswick Common Stock for exchange as provided in this section 3.3. In addition, no dividend or other distribution payable to the holders of record of C&S Common Stock as of any time subsequent to the Effective Date shall be paid to the holder of any certificate representing shares of Brunswick Common Stock issued and outstanding on the Effective Date until such holder surrenders such certificate for exchange as provided in this Section 3.3. Upon surrender of the Brunswick Common Stock certificate, however, both the C&S Common Stock certificates (together with all such withheld dividends or other distributions) and any withheld cash payments (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event a holder of shares of Brunswick Common Stock has lost such holder's certificate or certificates representing the shares of Brunswick Common Stock held by such a holder, such holder shall comply with the policies and procedures of the exchange agent for lost certificates prior to receiving the consideration to which the holder is entitled as provided in this Agreement. Subject to the provisions of Section 2.3 (c) and Section 3.4 of this Agreement, after the Effective Date each outstanding certificate that represented shares of Brunswick Common Stock prior to the Effective Date shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Brunswick may be entitled) to evidence only the right of the holder thereof to receive the consideration in exchange therefor provided in this Agreement.

         3.4 DISSENTING STOCKHOLDERS. Any holder of shares of Brunswick Common Stock who complies with the provisions of 12 C.F.R. SS552.14 with respect to dissenting stockholders shall not be entitled to receive the consideration provided in Section 2.3 of this Agreement in exchange for his shares of Brunswick Common Stock. Each holder of shares of Brunswick Common Stock who becomes entitled to payment for his shares pursuant to 12 C.F.R. ss552.14 shall receive payment for such shares in cash (to be paid from the escrow account established by Brunswick prior to the Effective Date pursuant to
Section 5.14 of this Agreement), but only after the value thereof shall have been agreed upon or finally determined pursuant to the appropriate procedure. In the event that after the Effective Date a dissenting stockholder of Brunswick fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, C&S shall issue and deliver the shares of C&S Common Stock (and cash in lieu of any fractional share) to which such holder of shares of Brunswick Common Stock is entitled under Section 2.3 of this Agreement upon surrender by such holder of the certificate or certificates representing the shares of Brunswick Common Stock held by him.

         3.5 RIGHTS OF HOLDERS OF BRUNSWICK COMMON STOCK. The holder of a certificate or certificates representing shares of Brunswick Common Stock issued and outstanding on the Effective Date shall have no rights with respect to such shares other than the right to surrender such certificate or certificates and receive in exchange therefor the consideration provided in Section 2.3 of this Agreement or to perfect the right to receive payment for such shares as described in Section 3.4 of this Agreement.


                                  ARTICLE FOUR
                  REPRESENTATIONS AND WARRANTIES OF BRUNSWICK

         Brunswick hereby represents and warrants (as of April 19, 1988, which shall include any representation or warranty given as of the date of this Agreement, except to the extent that a representation or warranty is confined to a specific date) to C&S, C&S Georgia and CSNB as follows:

         4.1 ORGANIZATION, STANDING AND AUTHORITY. Brunswick is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States. The accounts of Brunswick are insured by the SAIF to the extent provided in the Federal Deposit Insurance Act and the Home Owners' Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder. Brunswick has corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute, adopt and deliver, as appropriate, this Agreement and the Plan of Merger and perform their respective terms. Copies of the charter of Brunswick (certified by the secretary of Brunswick), which have been delivered to C&S, and copies of the corporate minutes of Brunswick, which have been or will be made available by Brunswick to C&S for review, are true and complete as now in effect on the date of this Agreement.

         4.2 CAPITAL STOCK. The authorized capital stock of Brunswick consists of (i) 4,000,000 shares of Brunswick Common Stock, of which 1,354,231 shares are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of serial preferred stock, none of which is issued and outstanding as of the date of this Agreement. Brunswick does not hold any shares of its Brunswick Common Stock in its treasury. All of the issued and outstanding shares of Brunswick Common Stock are duly and validly issued and outstanding are fully paid and non-assessable. None of the outstanding shares of Brunswick Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Brunswick. As of the date of this Agreement, Brunswick has reserved 177,019 shares of Brunswick Common Stock for issuance under the Brunswick Stock Option Plan pursuant to which options covering 177,019 shares of Brunswick Common Stock are outstanding at the date of this Agreement. Except as set forth above, there are no shares of capital stock or other equity securities of Brunswick outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Brunswick or contracts, commitments, understandings, or arrangements by which Brunswick may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Schedule 4.2 lists all of the currently outstanding options granted by Brunswick to its directors, officers, and employees, and lists the number of shares of Brunswick Common Stock, exercise periods and exercise prices of such options.

         4.3 BRUNSWICK SUBSIDIARIES. Schedule 4.3 lists all of the Brunswick Subsidiaries as of the date of this Agreement and indicates for each Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled by Brunswick or some other Brunswick Subsidiary and (ii) its jurisdiction of incorporation. No equity securities of any of the Brunswick Subsidiaries are or may become required to be issued (other than to Brunswick) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Brunswick Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any Brunswick Subsidiary is bound to issue (other than to Brunswick) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Brunswick Subsidiary held by Brunswick are fully paid and non-assessable and are owned by Brunswick free and clear of any claim, lien, encumbrance, or agreement with respect thereto. Each Brunswick
Subsidiary:  (i)   is duly organized, validly existing and in good standing
under the laws of the jurisdiction in which it is incorporated; (ii) has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted; and (iii) has all federal, state, local and foreign governmental authorization necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, the absence of which governmental authorizations, either individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations of the Brunswick Companies on a consolidated basis.

         4.4    AUTHORITY

         (a) The execution, adoption and delivery, as appropriate, of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein or therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Brunswick, subject, with respect to this Agreement and the Plan of Merger, to the approval of the stockholders of Brunswick. This Agreement and the Plan of Merger, subject to the requisite approval of the stockholders of Brunswick, represent legal, valid and binding obligations of Brunswick, enforceable against Brunswick in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution, adoption and delivery, as appropriate, of this Agreement or the Plan of Merger by Brunswick , nor the consummation by Brunswick of the transactions contemplated herein or therein, nor compliance by Brunswick with any of the provisions hereof or thereof will (i) conflict or result in a breach of any provision of the charter or by-laws of Brunswick, or
(ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Brunswick, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which it is a party or by which its properties or assets may be subject, and that would in any such events, have a material adverse effect on the financial condition or results of operations of the Brunswick Companies on a consolidated basis or the transactions contemplated hereby, or (iii) subject to receipt of the requisite approvals referred to in
Section 9.6 of this Agreement, to the knowledge of Brunswick's management, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Brunswick or any of its Subsidiaries or any of their properties or assets.

         (c) Other than in connection or compliance with the provisions of the applicable state corporate law, the 1933 Act , the 1934 Act and the rules and regulations thereunder, applicable state securities laws and rules of the National Association of Securities Dealers, Inc., and the New York Stock Exchange, Inc.,; and other than consents, authorizations, approvals, or exemptions required from the Federal Reserve Board, the OTS and the Georgia

Commissioner: and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by Brunswick of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

         4.5 FINANCIAL STATEMENTS. Brunswick has delivered to C&S prior to the execution of this Agreement copies of the following financial statements of Brunswick and its Subsidiaries included in reports filed with the OTS or separate from such reports (collectively referred to herein as the "Brunswick Financial Statements"): (i) audited Consolidated Statements of Financial Condition of Brunswick at September 30, 1987, 1986 and 1985, and the related Consolidated Statements of (a) Income, (b) Stockholders' Equity and (c) Changes in Financial Position for the fiscal years then ended and the noted thereto as reported upon by Arthur Andersen & Co., independent certified public accountants, and (ii) unaudited Consolidated Statements of Financial Condition of Brunswick at December 31, 1987, and the related Consolidated Statements of
(a) Income, (b) Stockholders' Equity and (c) Changes in Financial Position for the three-month period then ended and the notes thereto. Copies of the Brunswick Financial Statements are contained in Schedule 4.5.

         The Brunswick Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are in accordance with the books and records of Brunswick, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position and the consolidated results of operations and changes in financial position of Brunswick as of the dates and for the periods indicated, in accordance with GAAP applicable to savings banks, applied on a basis consistent with prior periods (subject in the case of interim financial statements to normal recurring year-end adjustments and to the omission of certain footnote disclosure, which omission does not cause the interim financial statements to be misleading or inaccurate in any material respect).

         4.6 ABSENCE OF UNDISCLOSED LIABILITIES. None of the Brunswick Companies has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to Brunswick, or that when combined with all similar obligations or liabilities would be material, on a consolidated basis to Brunswick, (i) except as disclosed in the Brunswick Financial Statements or by this Agreement and (ii) except for letters of credit, acceptances or unfunded loan commitments made in the ordinary course of its business consistent with applicable laws and past practice. Since December 31, 1987, none of the Brunswick Companies has incurred or paid any obligation or liability which would be material on a consolidated basis to Brunswick, except for obligations paid in connection with transactions by it in the ordinary course of its business consistent with past practice.

         4.7  TAX MATTERS.

         (a) All federal, state, local and foreign tax returns required to be filed by or on behalf of Brunswick have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ending on or before September 30, 1987, and all returns filed are complete and accurate in all material respects to the best information and belief of Brunswick's management. All taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to any of the Brunswick Companies, except as reserved against in the Brunswick Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid. The last fiscal year for which federal income tax returns for Brunswick have been audited by the Internal Revenue Service was 1982.

         (b) None of the Brunswick Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

         (c) Adequate provision for any federal, state, local or foreign taxes due or to become due for any of the Brunswick Companies for the period or periods beginning October 1, 1987, or thereafter through and including December 31, 1987, has been made and is reflected on the December 31, 1987 financial statements included in the Brunswick Financial Statements.

         (d) Deferred taxes of Brunswick have been provided for in accordance with GAAP applied on a consistent basis.

         4.8 LOANS. As of the date of this Agreement, to the best knowledge of Brunswick's management, each loan in excess of $100,000 reflected as an asset of Brunswick in the Brunswick Financial Statements as of September 30, 1987, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, and no loan having an unpaid balance (principal and accrued interest) in excess of $100,000 as of September 30, 1987, is subject to any asserted defense, offset or counterclaim known to Brunswick.

         4.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the Consolidated Statement of Financial Condition of Brunswick as of September 30, 1987, is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1987.

         4.10 PROPERTIES. Except as disclosed or reserved against in the Brunswick Financial Statements and except for transactions occurring after December 31, 1987, in the ordinary course of their business consistent with past practice, the Brunswick Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the respective properties and assets, tangible or intangible, reflected in the Brunswick Financial Statements as being owned by Brunswick as of December 31, 1987. To the knowledge of Brunswick's management, all buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Brunswick Companies, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought). The real property owned by the Brunswick Companies has never been used for the handling, treatment, storage or disposal of any hazardous or toxic substance as defined under any applicable state or federal law. To the knowledge of Brunswick's management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Brunswick provide adequate coverage against loss, and the fidelity bonds in effect as to which the Brunswick Companies are a named insured are believed to be sufficient.

         4.11 COMPLIANCE WITH LAWS. To the knowledge of Brunswick's management each of the Brunswick Companies:

         (a) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a material adverse effect on the financial condition or results of operations of the Brunswick Companies on a consolidated basis; and

         (b) Has received no notification from any agency or department of federal, state or local government or any of the Regulatory Authorities or the staff thereof asserting that any of the Brunswick Companies is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on the business, operations or financial condition of the Brunswick Companies on a consolidated basis, or threatening to revoke any license, franchise, permit or governmental authorization which is material to the business, operations or financial condition of the Brunswick Companies on a consolidated basis, and is subject to no written agreement or written understanding with any Regulatory Authority with respect to its assets or business.

         4.12  EMPLOYEE BENEFIT PLANS.

         (a) Schedule 4.12 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, with limitation, any "employee benefit plan," as that term is defined in Section 3(3) of the ERISA, currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Brunswick Companies or affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). Any of the Benefit Plans which is any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in
Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (b) Set forth in Schedule 4.12 are the following documents: true, correct and complete copies of all written Benefit Plans listed in Schedule 4.12 and all trust agreements or other funding arrangements, including insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor after December 31, 1974, annual reports or returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports for the most recent three plan years, the most recent summary plan descriptions and any material modifications thereto;

         (c) All the Benefit Plans and the related trusts comply with, and have been administered in compliance with, the provisions of ERISA, the provisions of the Internal Revenue Code and all other applicable laws, rules and regulations and collective bargaining agreements. Governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Internal Revenue Code, and all such governmental approvals continue in full force and effect. None of the Brunswick Companies nor any administrator nor fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject any of the Brunswick Companies to any direct or indirect liability for a breach of any fiduciary, cofiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made to employees of any of the Brunswick Companies prior to the Effective Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plan in effect immediately prior to the Effective Date. Except as disclosed in Schedule 4.12, there are no unresolved claims or disputed under the terms of, or in connection with, the Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim.

         (d)  Since December 31, 1974, no "party in interest" (as defined in
Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA). There has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or
Section 4063(a) of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which; (1) any of the Brunswick Companies maintains or contributes to or has maintained or contributed to or was required to be maintained or contributed to for the benefit of employees of any of the Brunswick Companies, or (2) which has been maintained or contributed to or was required to be maintained or contributed to by any member of a controlled group of trades or business as defined in ERISA
Section 4001(a)(14) which has, since January 1, 1975, included any of the Brunswick Companies.

         (e) For any given ERISA Plan, the fair market value of such plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing pension plan assets or liabilities upon plan termination shall be applied, to the extent such assumptions would be applicable upon termination of each ERISA Plan. To the extent such assumptions would not apply to the ERISA Plans, the actuarial assumptions used to determine funding requirements under the plans shall be applied.

         (f) Except for transactions occurring after December 31, 1987, in the ordinary course of business of the Brunswick Companies consistent with their past practice, as of the Effective Date, none of the Brunswick Companies will have any material current or future liability under any Benefit Plan that is not reflected in the Brunswick Financial Statements.

         (g) None of the Brunswick Companies has at any time, and does not now, maintain a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement.


         4.13 MATERIAL CONTRACTS. Except as set forth on Schedule 4.13 or otherwise reflected in the Brunswick Financial Statements or the notes thereto, none of the Brunswick Companies, nor any of their respective assets, businesses or operations is as of the date of this Agreements a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty other than agreements, arrangements or commitments entered into in the ordinary course of its business consistent with its past practice, (ii) any agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer, (iii) any contract, agreement or understanding with any labor union, or (iv) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Brunswick as of the date of this Agreement that has not been filed as an exhibit to Brunswick Form 10-K filed for 1987 or on a report filed with the OTS under the 1934 Act and identified to C&S. Brunswick has delivered to C&S an executed copy of its current engagement letter with Interstate Johnson Lane, Inc. which accurately reflects its current fee arrangement with such firm for the services that it has previously provided and that will be provided in connection with the transactions contemplated by this Agreement.

         4.14 MATERIAL CONTRACT DEFAULTS. None of the Brunswick Companies is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations received benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         4.15 LEGAL PROCEEDINGS. There are not actions, suits or proceedings instituted or pending, or to the knowledge of Brunswick's management, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any of the Brunswick Companies, or against any property, asset, interest, or right of any of them, that are reasonably expected to have either individually or in the aggregate a material adverse effect on the business or financial condition of the Brunswick Companies or that are reasonably expected to materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. None of the Brunswick Companies is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

         4.16 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1987, the Brunswick Companies on a consolidated basis have not: (i) incurred any material liability, except in the ordinary course of their business consistent with their past practice and except as permitted pursuant to this Agreement;
(ii) suffered any material adverse change in their business, operations, assets, or condition (financial or otherwise); or (iii) failed to operate their business consistent with their past practice.

         4.17 REPORTS. Between January 1, 1983, and the date of this Agreement, Brunswick has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the OTS or the SAIF ("Brunswick Reports") and has timely filed all such reports, statements and amendments as wee required under the 1934 Act. To the extent permitted by law, all such reports have been made available to C&S for its review and inspection. As of their respective dates, the Brunswick Reports, including the financial statements, exhibits and schedule contained or referenced therein, complied in all material respects with the rules and regulations with respect thereto promulgated by the OTS or the SAIF, respectively, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         4.18 STATEMENTS TRUE AND CORRECT. No representation or warranty made by Brunswick nor any statement or certificate or instrument furnished by Brunswick as information which is included in an Exhibit or Schedule by Brunswick in connection with this Agreement nor any statement or certificate to be furnished by Brunswick to C&S pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information supplied or to be supplied by Brunswick for inclusion in the Registration Statement to be filed by C&S with the SEC in connection with the C&S Common Stock to be issued in the Merger, the Proxy Statement to be mailed to the Brunswick stockholders in connection with the Stockholders' meeting, and any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement, when first mailed to the stockholders of Brunswick, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Brunswick is responsible for filing with the OTS or any other Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

                                  ARTICLE FIVE
                     COVENANTS AND AGREEMENTS OF BRUNSWICK

         Brunswick hereby covenants and agrees with C&S, C&S Georgia and CSNB as follows:

         5.1 CONDUCT OF BUSINESS -- NEGATIVE COVENANTS. From the date of this Agreement until the earlier of the Effective Date or until the termination of this Agreement, Brunswick convenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of C&S, which consent shall not be unreasonably withheld:

         (a)  Amend its charter or by-law; or

         (b) Impose on any share of stock held by it in any of the Brunswick Subsidiaries, any material lien, charge, or encumbrance, or permit any such lien, charge or encumbrance to exist; or,

         (c) Except as otherwise expressly permitted in Section 5.9 of this Agreement, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock; or,

         (d) Except as otherwise expressly permitted in Section 5.9 of this Agreement, make or effect any change in equity capitalization; or,

         (e) Acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) exercise of rights as a secured party or creditor in the ordinary course of business, or
(ii) acquisitions of control by Brunswick in its fiduciary capacity; or,

         (f) Sell or otherwise dispose of, or permit any of the Brunswick Subsidiaries, as the case may be, to sell or otherwise dispose of: (i) any shares of capital stock of any Brunswick Subsidiary; (ii) all or substantially all of the assets of Brunswick or any Subsidiary; (iii) any Brunswick Subsidiary; or (iv) assets other than in the ordinary course of business for reasonable and adequate consideration; or

         (g) Incur, or permit any of Brunswick Subsidiaries to incur, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 (for the Brunswick Companies on a consolidated basis) except in the ordinary course of the business of the Brunswick Companies consistent with applicable laws and regulations and past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, purchases of federal funds, liabilities to the Federal Home Loan Banks under advance therefrom, sales of certificates of deposit, and entry into repurchase agreements); or,

         (h) Grant any general increase in compensation to its employees as a class or to its officers, except in accordance with its past practice or as required by law; pay any bonus except in accordance with past practice or the provisions of any applicable program or plan adopted by the Board of Directors of Brunswick prior to the date of this Agreement; grant any increase in fees or other increases in compensation or other benefits to any of its directors; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law) that would materially increase the retirement benefit liabilities of the Brunswick Companies on a consolidated basis; or,

         (i) Amend any existing employment, management, consulting or other service, deferred compensation, supplemental retirement benefit, excess benefit or retainer contract between Brunswick or any Subsidiary and any person (unless such amendment is required by law) to increase the compensation or benefits payable thereunder or enter into any new employment contract with any person that Brunswick or its applicable Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Date; or,

         (j) Adopt any new employee benefit plan of Brunswick or any Subsidiary or make any material change in or to any existing employee benefit plan of Brunswick or any Subsidiary other than (i) as disclosed on Schedule 4.12, or
(ii) any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

         5.2 CONDUCT OF BUSINESS -- AFFIRMATIVE COVENANTS. Unless the prior written consent of C&S shall have been obtained and except as otherwise contemplated by this Agreement, Brunswick will and will cause its Subsidiaries:
(i) to operate their respective businesses only in the usual, regular and ordinary course including the payment or accrual of as much of its costs and expenses in carrying out the transactions contemplated by this Agreement as practicable consistent with GAAP prior to the Effective Date; (ii) to preserve intact their respective business organizations and assets and maintain their respective rights and franchises; and (iii) to take no action which would (a) adversely affect the ability of any of them to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.6 of this Agreement, or (b) adversely affect the ability of Brunswick to perform its convenants and agreements under this Agreement.

         5.3 ADVERSE CHANGES IN CONDITION. Brunswick hereby agrees to give written notice promptly to C&S concerning any material adverse change in its condition or that any of the Brunswick Subsidiaries from the date of this Agreement until the Effective Date that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of Brunswick contained herein. Brunswick shall use its best efforts to prevent or promptly remedy the same.

         5.4 COOPERATION. Brunswick hereby covenants and agrees to cooperate fully with C&S to provide such support, assistance and information to C&S as may be reasonably requested by it in connection with its application for all necessary approvals by public authorities, federal, state or local, in connection with the transactions contemplated hereby, and to consult regularly with C&S in the preparation of any such applications or the Registration Statement and the Proxy Statement.

         5.5 INVESTIGATION AND CONFIDENTIALITY. Prior to the Effective Date, C&S may make or cause to be made such investigation, if any, of the business and properties of Brunswick and the Brunswick Subsidiaries and of their respective financial and legal condition as C&S reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Subject to applicable provisions of law, Brunswick agrees to furnish C&S and C&S's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as C&S shall affect the representations and warranties of Brunswick, and subject to
Section 10.3 of this Agreement each such representation and warranty shall survive any such investigation. C&S shall, and shall cause its advisers and agents, to maintain the confidentiality of all confidential information furnished to it by Brunswick concerning Brunswick's business, operations and financial condition and shall not use such information for any purpose for a period of five (5) years after the date of this Agreement except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Date, C&S shall promptly return all documents and copies thereof, and all work papers containing confidential information received from Brunswick.

         5.6 REPORTS. Between the date of this Agreement and the Effective Date, Brunswick shall timely file all reports and statements, together with any amendments required to be made with respect thereto, required to be filed with the OTS by Brunswick between the date of this Agreement and the Effective Date and shall deliver to C&S copies of all such reports promptly after the same are filed. If financial statements will fairly present the financial position of the Brunswick Companies on a consolidated basis as of the dates indicated and the results of operations and changes in financial position for the period then ended in accordance with GAAP applicable to savings banks, applied on a consistent basis (subject in the case of interim financial statements to normal recurring year-end adjustments). As of their respective dates such reports filed with the OTS will comply in all material respects with the rules and regulations promulgated by the OTS and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any such reports to another Regulatory Authority shall be presented in accordance with applicable rules, regulations or standards applicable to such reports.

         5.7 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Date, Brunswick shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of C&S and to report on the general status of the ongoing operations of Brunswick and its Subsidiaries. Brunswick shall promptly notify C&S of any material change in the normal course of the business of Brunswick and its Subsidiaries or in the operation of their properties and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material litigation involving Brunswick or its Subsidiaries, and will keep C&S fully informed with respect to such events.

         5.8 DIVIDENDS. Without the prior written consent of C&S, from the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, Brunswick shall not declare, set aside, make or pay any dividend or distribution in respect of its capital stock whether in cash, in shares of its capital stock or in any other form whatsoever.


         5.9 CAPITAL STOCK. Without the prior written consent of C&S, from the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, Brunswick: (i) shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding, any additional shares of Brunswick Common Stock, preferred stock or any other capital stock of Brunswick's treasury, or any stock appreciation rights, or any option, warrant, conversion, or other right to purchase any such stock, or any security convertible into any such stock, other than the issuance of not more than 177,019 shares of Brunswick Common Stock upon the exercise of presently outstanding options under the Brunswick Stock Option Plan; and (ii) shall not permit more than 1,531,250 shares of Brunswick Common Stock to be issued and outstanding.

         5.10 AGREEMENT OF AFFILIATES. Brunswick agrees to deliver to C&S no later than the date of this Agreement a letter identifying ally persons whom Brunswick reasonably believes, at the time the Merger is submitted to a vote of its stockholders, will be "affiliate" of Brunswick for purposes of Rule 145 under the 1933 Act. Brunswick shall use its best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to C&S within ten (10) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2, providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of Brunswick Common Stock held by such person except as contemplated by such agreement and will not sell, pledge, transfer or otherwise dispose of the shares of C&S Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as the financial results covering at least thirty (30) days of combined operations of C&S and Brunswick have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling of interest accounting treatment, shares of C&S Common Stock issued to such affiliates of Brunswick in exchange for Brunswick Common Stock shall not be transferable until such time as financial results covering at least thirty (30) days of combined operations of C&S and Brunswick have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such affiliate has provided the written agreement referred to in this section. C&S shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of C&S Common Stock by such affiliates.

         5.11 CERTAIN ACTIONS. Except to the extent necessary to discharge its legal obligations or the legal obligations of members of its Board of Directors as directors and except to the extent necessary to consummate the transactions specifically contemplated by this Agreement or the Plan of Merger, (i) Brunswick shall not, and shall use its best efforts to ensure that its directors, officers and advisors do not, institute , pursue, enter into, solicit or encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion or proposal relating to the merger or consolidation of Brunswick or any of its Subsidiaries with any entity or the acquisition of Brunswick or any of its Subsidiaries or all or a significant amount of their assets or properties by any person or entities, (ii) Brunswick shall not negotiate with respect to any such transaction, nor shall it reach any agreement or understanding (formal or informal, binding or non-binding, preliminary or definitive, written or otherwise) with respect to any such transaction and (iii) Brunswick shall promptly notify C&S orally and in writing in the event it receives any inquiry or proposal relating to any such transaction and shall consult with C&S before communicating with anyone (other than its professional advisors) regarding such inquiry or proposal. As part of its obligations under this Section 5.11, Brunswick has delivered to C&S a duly executed agreement from each officer and director of Brunswick substantially in the form of Exhibit 3.

         5.12 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, Brunswick hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other adversely affecting the ability of the Parties to consummate the transactions contemplated herein. Brunswick shall use, and shall cause each of the Brunswick Subsidiaries to use, its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          5.13 RELATED AGREEMENTS. By the Effective Date, Brunswick shall have cured defaults, if any, existing on the date of this Agreement under any material loan or financing agreements to which Brunswick is a borrower or obligor thereunder.

          5.14 ESCROW ACCOUNT. Brunswick agrees to establish prior to the Effective Date an account consisting solely of certain assets of Brunswick in an amount sufficient to satisfy claims of stockholders of Brunswick who perfect their rights of appraisal pursuant to 12 C.F.R. ss 552.14, but the aggregate amount of the value of the assets placed in escrow will in no event exceed one percent (1%) of the net assets of Brunswick.



                                  ARTICLE SIX

          REPRESENTATIONS AND WARRANTIES OF C&S, C&S GEORGIA AND CSNB

          C&S, C&S Georgia and CSNB hereby represent and warrant (as of April 19, 1988, which shall include any representation or warranty given as of the date of the Agreement, except to the extent that a representation or warranty is confined to a specific date) to Brunswick as follows:

          6.1 ORGANIZATION, STANDING AND AUTHORITY OF C&S. C&S is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified could have a material adverse effect upon the C&S Companies on a consolidated basis, and has corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and the Plan of Merger and perform their respective term. C&S is duly registered as a bank holding company under the BHC Act. C&S has in effect all federal, state, local and foreign governmental authorization necessary for it to own or lease its properties and assets and to carry on its business as is now being conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations of the C&S Companies on a consolidated basis.

          6.2  CAPITAL STOCK.  The authorized capital stock of C&S consists of
     (i) 120,000,000 shares of C&S Common Stock, of which 61,110,616 shares were issued and outstanding as of March 31, 1988, and (ii) 10,000,000 shares of C&S preferred stock of no par value, which shares of preferred stock may be issued in classes and series by the Board of Directors of C&S as provided in Section 14-2-602 of the Georgia Business Corporation Code. As of March 31, 1988, 125 shares of Money Market Cumulative Preferred Stock, Series A, and 125 shares of Money Market Cumulative Preferred Stock, Series B, were issued and outstanding. C&S issued and additional 2,948,588 shares of ESOP Convertible Perferred Stock, Series C on July 10, 1989. C&S holds no shares of C&S Common Stock in its treasury. All of the issued and outstanding shares of C&S Common Stock are, and the shares of C&S Common Stock to be issued upon consummation of the Merger shall be, duly and validly issued and outstanding and fully paid and non-assessable. None of outstanding shares of C&S Common Stock has been issued in violation of any preemptive rights of its current or former stockholders. C&S has provided Brunswick with a copy of C&S' 1988 Annual Meeting Proxy Statement dated March 4, 1988. The information included therein with respect to the various stock option and stock appreciation rights plans maintained by C&S as described under "Proposal I - Election of the Directors - Information on Benefit Plans and Policies; Stock Option and Stock Appreciation Rights Plans" and "Proposal III - Proposed 1988 Long-Term Incentive Plan" was accurate and complete in all material respects as of the date of such proxy statement.

          6.3 ORGANIZATION AND STANDING OF C&S GEORGIA. C&S Georgia is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business and to execute and deliver this Agreement and the Plan as a bank holding company under the BHC Act. The authorized capital stock of C&S Georgia consists of 10,000 shares of $1.00 par value common stock, of which 500 shares were issued and outstanding as of March 31, 1988. C&S Georgia is a wholly owned subsidiary of C&S.

          6.4 ORGANIZATION AND STANDING OF CSNB. CSNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business and to execute and deliver this Agreement and perform its terms. CSNB is not required to be qualified to transact business as a foreign corporation in any state or jurisdiction. CSNB has an authorized capital stock of 40,000,000 shares of $2.50 par value common stock, of which 38,000,000 shares are issued and outstanding.

          6.5  AUTHORITY.

          (a) The execution and delivery of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein or therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of C&S, C&S Georgia and CSNB. This Agreement and the Plan of Merger represent to the extent applicable legal, valid and binding obligations of C&S, C&S Georgia and CSNB, enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injuctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement or the Plan of Merger by C&S, C&S Georgia or CSNB, nor the consummation by C&S, C&S Georgia or CSNB of the transactions contemplated herein or therein, nor compliance by C&S, C&S Georgia or CSNB with any of the provisions hereof or or thereof will (i) conflict or result in a breach of any  provision of the articles of incorporation or by-laws of C&S, or C&S Georgia or the articles of association or the by-laws of CSNB, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of any of the C&S Companies, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such events, have a material adverse effect on the financial condition or results of the operations of the C&S Companies on a consolidated basis or the transactions contemplated hereby, or (iii) subject to receipt of requisite approvals referred to in Section 9.6 of this Agreement, to the knowledge of C&S's management, violate any order, writ, injunction, decree, statute, rule or regulation applicable to C&S or any of their properties or assets.

          (c) Other than in connection or compliance with the provisions of the applicable state corporate law, the 1933 Act, the 1934 Act and the rules and regulations thereunder, applicable state securities laws and rules of the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc.; and other than consents, authorizations, approvals, or exemptions required from the Federal Reserve Board, the OTS and the Georgia Commissioner; and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, authorization of, or or exemption by, or consent or approval or any public body or authority is necessary for the consummation by C&S, C&S Georgia and CSNB of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

          6.6 FINANCIAL STATEMENTS. C&S has delivered to Brunswick prior to the execution of this Agreement copies of the following financial statements of C&S and its Subsidiaries included in reports filed with the SEC or separate from such reports (collectively referred to herein as the "C&S Financial

     Statements"): audited Consolidated Statements of Condition of C&S at December 31, 1987, 1986 and 1985, and the related Consolidated Statements of (i) Income, (ii) Stockholders' Equity and (iii) Changes in Financial Position for the years then ended and the notes thereto as reported upon by Ernst & Whinney, independent certified public accountants. Copies of the C&S Financial Statements are contained in Schedule 6.6.

          The C&S Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are in accordance with the books and records of the C&S Companies, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position of C&S as of the dates and for the periods indicated, in accordance with GAAP applicable to banks or bank holding companies, applied on a basis consistent with prior periods.

          6.7 ABSENCE OF UNDISCLOSED LIABILITIES. None of the C&S Companies has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to C&S, or that when combined with all similar obligations or liabilities would be material, on a consolidated basis to C&S, (i) except as disclosed in the C&S Financial Statements or by this Agreement and (ii) except, in the case of any banking Subsidiaries of C&S, for letters of credit, acceptances or unfunded loan commitments made in the ordinary course of its business consistent with applicable laws and past practice. Since December 31, 1987, none of the C&S Companies has incurred or paid any obligation or liability with would be material on a consolidated basis to C&S, except for obligations paid in connection with transactions by it in the ordinary course of its business consistent with past practice.

          6.8 COMPLIANCE WITH LAWS. To the knowledge of C&S's management each of the C&S companies:

          (a) Is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a material adverse effect on the financial condition or results of operations of the C&S Companies on a consolidated basis; and

          (b) Has received no notification from any agency or department of federal, state or local government or any of the Regulatory Authorities or the staff thereof asserting that any of the C&S Companies is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of noncompliance, would result in a material adverse impact on the business, operations or financial condition of the C&S Companies on a consolidated basis, or threatening to revoke any license, franchise, permit or governmental authorization which is material to the business, operations or financial condition of the C&S Companies on a consolidated basis, and is subject to no written agreement or written understanding with any Regulatory Authority with respect to its assets or business.

          6.9 LEGAL PROCEEDINGS. There are no actions, suits or proceedings instituted or pending, or to the knowledge of C&S's management, threatened (or unasserted by considered probable or assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any of the C&S Companies, or against any property, asset, interest, or right of any of them (including the litigation with the Internal Revenue Service relating to the deductibility of certain intangible assets which is disclosed in the C&S Financial Statements), that are reasonably expected to have either individually or in the aggregate a material adverse effect on the business or financial condition of the C&S Companies or that are reasonably expected to materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. None of the C&S Companies is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgement, order, writ, injunction, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

          6.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1987, the C&S Companies on a consolidated basis have not: (i) incurred any material liability, except in the ordinary course of their business consistent with their past practice and except as permitted pursuant to this Agreement; (ii) suffered any material or adverse change in their business, operations, assets or condition (financial or otherwise); or
     (iii) failed to operate their business consistent with their past practice.

          6.11 REPORTS. Since January 1, 1987, C&S and each Subsidairy of C&S that is a bank has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Comptroller, and (iv) the FDIC. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, does not contain any statement with at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make statements contained therein not false or misleading.

          6.12 STATEMENTS TRUE AND CORRECT. No representation or warranty made by C&S nor any statement or certificate or instrument furnished by C&S as information which is included in an Exhibit or Schedule in connection with this Agreement nor any statement or certificate to be furnished by C&S to Brunswick pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information supplied or to be supplied by C&S for inclusion in the Registration Statement to be filed by C&S with the SEC in connection with the C&S Common Stock to be issued in the Merger, the Proxy Statement to be mailed to the Brunswick stockholders in connection with the Stockholders' Meeting, and any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomens effective, and with respect to the Proxy Statement, when first mailed to the stockholders of Brunswick, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that C&S is responsible for filing with the SEC or any other Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.


                                  ARTICLE SEVEN
              COVENANTS AND AGREEMENTS OF C&S, C&S GEORGIA AND CSNB

          C&S, C&S Georgia and CSNB hereby covenant and agree with Brunswick as follows:

          7.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, C&S will and will cause its Subsidiaries: (i) to operate their respective business only in the usual, regular and ordinary course; (ii) to preserve intact their respective business organizations and assets and maintain their rights and franchises; and (iii) to take no action which would (a) adversely affect the ability of any of them to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.6 of this Agreement or (b) adversely affect the ability of C&S to perform its covenants and agreements under this Agreement.

          7.2 ADVERSE CHANGES IN CONDITION. C&S hereby agrees to give written notice promptly to Brunswick concerning any material adverse change in its condition or that of any of the C&S Subsidiaries from the date of this Agreement until the Effective Date that might adversely affect the consumation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which could cause or constitute a material breach of any of the representations, warranties or convenants of C&S contained herein. C&S shall use its best efforts to prevent or promptly remedy the same.

          7.3 INVESTIGATION AND CONFIDENTIALITY. Prior to the Effective Date, Brunswick may make or cause to be made such investigation, if any, of the business and properties of C&S and the C&S Subsidiaries and of their respective financial and legal condition as Brunswick reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Subject to the applicable provisions of law, C&S agrees to furnish Brunswick and Brunswick's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as Brunswick shall from time to time reasonably request. No investigation by Brunswick shall affect the representations and warranties of C&S, and subject to Section 10.3 of this Agreement each such representation and warranty shall survive any such investigation. Brunswick shall, and shall cause its advisers and agents, to maintain the confidentiality of all confidential information furnished to it by C&S concerning C&S's business, operations and financial condition and shall not use such information for any purpose for a period of five (5) years after the date of this Agreement except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Date, Brunswick shall promptly return all documents and copies thereof, and all work papers containing confidential information received from C&S.

          7.4 REPORTS. C&S shall timely file all reports and statements, together with any amendments required to be made with respect thereto, required to be filed with the SEC and the Federal Reserve Board by C&S between the date of this Agreement and the Effective Date and shall deliver to Brunswick copies of all such reports promptly after the same are filed. If financial statements are contained in such reports to the SEC, such financial statements will fairly present the financial position of the C&S Companies on a consolidated basis as of the dates indicated and the results of operations and changes in financial position for the period then ended in accordance with GAAP applicable to banks and bank holding companies, applied on a consistent basis (subject in the case of interim financial statements to normal recurring year-end adjustments). As of their respective dates such reports filed with the SEC will comply in all material respects with the rules and regulations promulgated by the SEC and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any such reports to another Regulatory Authority shall be presented in accordance with applicable rules, regulations or standards applicable to such reports.

          7.5 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Date, C&S shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of Brunswick and to report on the general status of its ongoing operations. C&S shall promptly notify Brunswick of any material change in the normal course of C&S's business or in the operation of its properties and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of litigation involving C&S, and will keep Brunswick fully informed with respect to such events.

          7.6 ORGANIZATION OF BRUNSWICK INTERIM. As soon as practicable after the execution of this Agreement, C&S shall effect all action necessary to organize Brunswick Interim as a federal stock savings bank. The authorized capital stock of Brunswick Interim shall consist of 1,000 shares of Brunswick Interim Common Stock, all of which shares shall be held by C&S. Except as contemplated by this Agreement or the Plan of Merger, Brunswick Interim shall engage in no business activities or acquire any assets until consummation of the Merger.

          7.7 APPLICATIONS. C&S shall diligently prepare and file, or shall cause to be prepared and filed, and pursue applications with the Federal Reserve Board, the OTS and the Georgia Commissioner seeking the requisite approvals necessary to consummate the transactions contemplated by this Agreement and Plan of Merger and shall take such other steps and actions in furtherance thereof as it deems appropriate.

         7.8 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, C&S agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated herein. C&S shall, and shall cause each of the C&S Subsidiaries to, use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger.


                                  ARTICLE EIGHT
                              ADDITIONAL AGREEMENTS


          8.1 REGISTRATION STATEMENT: STOCKHOLDER APPROVAL. At such time as determined in the sole discretion of C&S, C&S shall prepare and file the Registration Statement with the SEC and C&S and Brunswick shall use their best efforts to cause the Registration Statement to become effective under the 1933 Act and shall take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of

C&S Common Stock upon consummation of the Merger. Each Party shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonable request in connection with such action. Brunswick shall call a Stockholders' Meeting to be held as soon as practicable after the date of this Agreement for the purpose of voting upon the Merger and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting,
(i) Brunswick shall mail the Proxy Statement included as part of the Registration Statement and as filed with the OTS to its stockholders, (ii) the Board of Directors of Brunswick shall recommend (subject to compliance with its legal obligations as advised by counsel and subject to receipt of the investment banking letter referred to in Section 9.13 of this Agreement) to its stockholders the approval of this Agreement and the Plan of Merger, and (iii) Brunswick shall use its best efforts to obtain such stockholders' approval. As soon as practicable after the Stockholders' Meeting, Brunswick shall deliver to C&S a certificate of the Secretary of Brunswick containing the names of the stockholders of Brunswick that have either: (i) not voted for the Merger contemplated hereby or (ii) given written notice of or prior to the Stockholders' Meeting that they dissent from the Merger ("Certificate of Objections"). The Certificate of Objections shall include the number of shares of Brunswick Common Stock held by each such stockholder and the mailing address of each such stockholder.

          8.2 TAX RULING: TAX OPINION. C&S and Brunswick hereby agree to use their efforts to obtain (i) a ruling from the Internal Revenue Service to the effect that the transactions contemplated hereby, including the Merger, will constitute a reorganization within the meaning of Section 368(b) of the Internal Revenue Code and that the exchange in the Merger of C&S Common Stock for Brunswick Common Stock will not give rise to gain or loss to the stockholders of C&S or Brunswick with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares) ("Tax Ruling") or (ii) if mutually agreed upon in writing by C&S and Brunswick, a written opinion of legal counsel reasonably acceptable to C&S and Brunswick to the same effect ("Tax Opinion").

          8.3 PRESS RELEASES. Prior to the Effective Date, C&S and Brunswick shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.3 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law and the other Party shall be properly notified of such disclosure.

         8.4  AVANTOR REORGANIZATION:  SUBSTITUTION OF AVANTOR COMMON STOCK.

         (a) Brunswick acknowledges that C&S and Sovran have entered into the Avantor Agreements, pursuant to which (i) C&S and Sovran will become wholly owned subsidiaries of Avantor and (ii) each share of C&S Common Stock, C&S

Money Market Cumulative Preferred Stock, Series A and B, and C&S ESOP Convertible Preferred Stock, Series C, will be converted, respectively, into one share of Avantor Common Stock, Avantor Money Market Cumulative Preferred Stock, Series A and B, and Avantor ESOP Convertible Preferred Stock, Series C, and each share of Sovran common stock will be converted into 1.23 shares of Avantor Common Stock. Brunswick acknowledges that C&S has delivered to Brunswick, the Registration Statement on Form S-4 filed by Avantor with the SEC on November 1, 1989, with respect to (i) the Avantor Reorganization (which registration statement includes the Avantor Agreements as appendices to the Joint Proxy Statement --Prospectus contained therein) and (ii) the shares of Avantor Common Stock, Avantor Money Market Cumulative Preferred Stock, Series A and Series B, and Avantor ESOP Convertible Preferred Stock, Series C, proposed to be issued to the stockholders of C&S and Sovran upon Consummation of the Avantor Reorganization. Brunswick further understands that C&S and Sovran presently anticipate consummating the Avantor Reorganization during the first or second quarters of 1990, but that no assurance can be provided that the Avantor Reorganization will be consummated during such time period or at all. Brunswick agrees that the Effective Date shall be delayed until such time as the Avantor Reorganization is consummated (or terminated in accordance with the provisions of the Avantor Agreements) and that the timing of the Merger, including the Stockholders' Meeting, shall be effected in accordance with a schedule determined by C&S and shall be delayed until such time as the Avantor Reorganization is consummated (or terminated in accordance with the provisions of the Avantor Agreements). In consideration of the transactions contemplated by this Agreement, the Board of Directors of Avantor shall approve the obligations of Avantor under this Agreement and the Plan of Merger and shall execute a supplement to this Agreement evidencing such approval of its obligations under the terms of this Agreement and the Plan of Merger.

         (b) C&S and Brunswick agree, that if the Avantor Reorganization is consummated:

               (i) on and after the Effective Date, C&S will be a wholly owned subsidiary of Avantor;

               (ii) this Agreement and the Plan of Merger shall be deemed to be automatically amended, upon consummation of the Avantor Reorganization, to provide that, upon the Effective Date, (a) (1) each share Brunswick Common Stock that would otherwise be converted in teh Merger into the right to receive a multiple of a share of C&S Common Stock shall be converted in lieu thereof into the right to receive the multiple of a share of Avantor Common Stock as calculated in accordance with the terms of this Agreement and the Plan of Merger (an "Avantor Merger Share") and (2) for such purposes, an Avantor Merger Share shall mean a multiple of a share of Avantor Common Stock determined by dividing the Per Share Purchase Price by the Avantor Base Period Trading Price; provided, however, that for purposes of this calculation, the Avantor Base Period Trading Price shall be deemed to equal (x) $18.84 in the event the Avantor Base Period Trading Price is less than $18.84 or (y) $31.40 in the event
                                      - 36 -
         the Avantor Base Period Trading Price is greater then $31.40 and (b) each option to purchase Brunswick Common Stock that would otherwise be converted in the Merger into the right to receive an option to purchase C&S Common Stock shall be converted in lieu thereof into the right to receive an option to purchase Avantor Common Stock on the same terms as set forth in Section 2.4 of this Agreement; and in connection therewith, all references in this Agreement, the Plan of Merger and the other appendices to this Agreement to:

                    (1) shares of C&S Common  Stock shall be changed to refer to shares of Avantor Common Stock (but only in those contexts in which C&S is referred to as the issuer of the C&S Common Stock in the Merger);

                    (2) C&S shall be changed  to refer to  Avantor  (but only in those contexts in which C&S is referred to as the issuer of the C&S Common Stock to be issued in the Merger);

                    (3) the  Registration  Statement of C&S (with respect to the
               C&S Common Stock to be issued in the Merger) shall be changed to refer to the Registration Statement of Avantor (with respect to the Avantor Common Stock to be issued in the Merger); and

                    (4) the  various  appendices  to  this  Agreement  shall  be amended as agreed upon by the Parties (including the legal opinions of the respective counsel to C&S and Brunswick which shall include such corresponding opinions with respect to Avantor as provided with respect to C&S) and to the extent consistent with, and reasonably required to reflect, the substitution of shares of Avantor Common Stock for shares of C&S Common Stock as contemplated by this Section 8.4; and

               (iii) consummation of the Avantor Reorganization shall not cause an adjustment in the multiple of a share of Avantor Common Stock to be received for each share of Brunswick Common Stock as a result of the application of the provisions of Section 2.3(b) of this Agreement.


                                  ARTICLE NINE
             CONDITIONS PRECEDENT TO THE OBLIGATIONS TO CONSUMMATE

         The obligations of C&S, on the one hand, and Brunswick, on the other hand, to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by C&S or Brunswick, as the case may be, pursuant to Section 11.5 of this Agreement:

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Party set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date with the same effect as though all such representations and warranties had been made on and as of the Effective Date, except for (i) any such representations and warranties confined to a specified date, which shall be true and correct in all material respects as of such date, (ii) changes in the ordinary course of business consistent with past practice, or (iii) changes resulting from effecting the transactions specifically contemplated by this Agreement or the Plan of Merger, including the fees and expenses incurred in connection therewith.

         9.2 PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the covenants and agreements of each Party to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Date shall have been duly performed and complied with in all material respects.

         9.3 CERTIFICATES. Each of the Parties shall have delivered to the other a certificate, dated as of the Effective Date and signed on its behalf by its Chairman of the Board, or its President, and its Treasurer, to the effect that
(i) the conditions of its obligations set forth in Sections 9.1 and 9.2 of this Agreement have been satisfied and (ii) that there has been no material adverse change in the consolidated financial condition or consolidated results of operations of such Party from that reflected on the (a) September 30, 1987 and December 31, 1987, financial statements referred to in Section 4.5 as to Brunswick and (b) December 31, 1987, financial statements referred to in Section
6.6 as to C&S, other than changes in the consolidated financial condition or consolidated results of operations of such Party resulting from effecting the transactions specifically contemplated by this Agreement or the Plan of Merger, all in such reasonable detail as the other Party shall request.

         9.4 CORPORATE AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Parties. Each Party shall have furnished to the other certified copies of resolutions duly adopted by such Party's Board of Directors evidencing the same.

         9.5 STOCKHOLDER APPROVALS. The stockholders of Brunswick shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby including the Merger, as and to the extent required by law and by the provisions of any governing instruments, and Brunswick shall have furnished to C&S certified copies of resolutions duly adopted by Brunswick's stockholders evidencing the same. In addition, the holders of no more than seven percent (7%) of the issued and outstanding shares of Brunswick Common Stock shall have filed written notice with Brunswick at or prior to the Stockholders' Meeting that they dissent from the Merger or have voted against adoption of this Agreement or the Plan of Merger.

         9.6  CONSENTS AND  APPROVALS.  All  approvals  and  authorizations  of, filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Merger and for the preventing of any termination of any right, privilege, license or agreement of either Party or any of its respective Subsidiaries which, if not obtained or made, would have a material adverse impact on the financial condition or results of operation of such Party and its Subsidiaries on a consolidated basis, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which Brunswick or any of its Subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement or the Plan of Merger, such consent or waiver shall have been obtained, unless (i) waived by the appropriate Party in accordance with Section
11.5 of this Agreement, or (ii) the failure to obtain such consent or waiver would not have a material adverse impact on the business, operations or financial condition of Brunswick or any of its Subsidiaries following the Merger or the transactions contemplated hereby. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not be conditioned or restricted in a manner in which in the judgment of the Board of Directors of either Party materially adversely affects the economic assumptions of the transactions contemplated hereby or the business of either Party so as to render inadvisable the consummation of the Merger.

         9.7 LEGAL PROCEEDINGS. No action or proceedings shall have been instituted by any governmental authority or to the knowledge of the parties threatened by any governmental authority seeking to restrain the consummation of the transactions contemplated by this Agreement which, in the opinion of the Board of Directors of C&S or Brunswick, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

         9.8 MATERIAL ADVERSE CHANGE. There shall have been no determination by the Board of Directors of either Party that the Merger or the other transactions contemplated by this Agreement have become impractical because any state of war, national emergency, or banking moratorium shall have been declared in the United States or a general suspension of trading on the New York Stock Exchange occurred. There shall have been no determination by the Board of Directors of either Party that the consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of such Party or its stockholders by reason of a material adverse change in the consolidated financial condition or consolidated results of operations of the other Party from that reflected in the (i) September 30, 1987 and December 31, 1987, financial statements referred to in Section 4.5 as to Brunswick and (ii) the

December 31, 1987, financial statements referred to in Section 6.6 as to C&S, other than changes in the consolidated financial condition or consolidated results of operations of such Party resulting from effecting the transactions specifically contemplated by this Agreement, or the Plan of Merger.

         9.9 LETTERS CONCERNING CLAIMS. Each director and officer of Brunswick shall have delivered to C&S a letter in the form set forth in Exhibit 4 concerning claims such directors and officers may have against Brunswick. In the letter, the directors and officers shall: (i) acknowledge the assumption by C&S of all liability (to the extent Brunswick is so liable) for claims for indemnification arising under the charter or by-laws of Brunswick as existing on December 31, 1987, or as may be afforded by Georgia law or the laws of the United States and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses or worker's compensation arising out of employment through the Effective Date; (ii) affirm in their capacities as officers and directors, they do not have nor are they aware of any claims they might have (other than those referred to in (i) above) against Brunswick; and
(iii) release any and all claims that they may have other than those referred to in (i) above. C&S shall acknowledge receipt of the letter and affirm its assumption of the liabilities described in (i) above.

         9.10 OPINIONS OF COUNSEL. C&S shall have delivered to Brunswick an opinion of Alston & Bird, dated as of the Effective Date, substantially in the form and to the effect specified in Exhibit 5, and Brunswick shall have delivered to C&S an opinion of Smith, Mackinnon, Mathews & Christiansen, P.A., dated as of the Effective Date, substantially in the form and to the effect specified in Exhibit 6.

         9.11 ACCOUNTANTS' LETTERS. C&S shall have received from Arthur Andersen & Co. letters dated as of (i) the date of the Proxy Statement and (ii) the Effective Date, with respect to certain financial information regarding Brunswick, which shall be substantially in the form and to the effect set forth in Exhibit 7.

         9.12 TAX MATTERS. Each of the Parties shall have delivered to the other a Certificate, dated as of the Effective Date, signed by its Chairman of the Board, or its President, and by its Treasurer to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented in and in support of the request to the Internal Revenue Service for the Tax Ruling and presented in and in support of all supplemental requests, or presented to the legal counsel delivering the Tax Opinion, as the case may be, were at the date of such request or presentation and of any such supplement, true, correct and complete, and are on the date of such Certificate, to the extent contemplated by the request or presentation and any such supplemental request, true, correct and complete, as though such request or presentation and any such supplemental request had been made on the date of such Certificate. Each Party shall have received a copy of the Tax Ruling or the Tax Opinion referred to in Section 8.2 of this Agreement.

         9.13 LETTER FROM INVESTMENT BANKING FIRM. Brunswick shall have received a letter from Interstate Johnson Lane, Inc. dated as of the date of the Proxy Statement, to the effect that in the opinion of such firm the terms of the Merger are fair to the stockholders of Brunswick from a financial point of view.

         9.14 REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the OTS pursuant to the 1934 Act, and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or the OTS.

                                   ARTICLE TEN
                                   TERMINATION

         10.1 TERMINATION. Notwithstanding any other provision of this Agreement or the Plan of Merger and notwithstanding the approval of this Agreement and the Plan of Merger by the stockholders of Brunswick, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

         (a) By a vote of a majority of the Board of Directors of both C&S and Brunswick; or

         (b) By a vote of a majority of the Board of Directors of either C&S or Brunswick in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained herein which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

         (c) By a vote of a majority of the Board of Directors of either C&S or Brunswick in the event that the Merger shall not have been consummated by September 30, 1990; or

         (d) By a vote of a majority of the Board of  Directors of either C&S or
Brunswick  in  the  event  (i)  any  approval  of  any   governmental  or  other
Regulatory  Authority  required for  Consummation of the  Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) if the stockholders of Brunswick fail to vote their approval of the Merger and the transactions contemplated hereby as required by the Home Owners' Loan Act of 1933, as amended, and the Georgia Financial Institutions Code at the Stockholders' Meeting where the transactions were presented to such stockholders for approval; or

         (e) By a vote of a majority of the Board of Directors of either C&S or Brunswick in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of forty percent (40%) or more of the outstanding shares of common stock of the other Party (the terms "group" and "beneficial ownership" having the meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder), or (ii) the Board of Directors of the other Party accepts or publicly recommends acceptance of an offer from a third party to acquire fifty percent (50%) or more of its common stock or consolidated assets, provided that the transactions contemplated by the Avantor Reorganization shall not be deemed to provide Brunswick a right of termination under the provisions of this Section 10.1(e);

         (f) By a vote of majority of the Board of Directors of Brunswick in the event the Base Period Trading Price is less than $17.00 (subject to appropriate adjustment in the event of stock splits or stock dividends with respect to shares of C&S Common Stock prior to the Effective Date).

         10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement and the Plan of Merger pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that the provisions of Sections 5.5, 7.3 and 11.1 of this Agreement shall survive any such termination and abandonment.

         10.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations, and warranties, obligations, covenants and agreement of the Parties shall not survive the Effective Date except Sections 2.3, 2.4, 3.3, 3.4, 3.5, 8.4, 11.1 and 11.2 of this Agreement.

                                 ARTICLE ELEVEN
                                  MISCELLANEOUS

         11.1 EXPENSES.

         (a) Except as provided in Section 11.1(b) of this Agreement, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

         (b) Notwithstanding the provisions of Section 11.1(a) of this Agreement, if this Agreement and the Plan of Merger are terminated (i) by Brunswick before the Closing is concluded for any of the reasons set forth in Sections 10.1(b), 10.1(d)(i) or 10.1(f) of this Agreement, (ii) by C&S before the Closing is concluded for any of the reasons set forth in Section 10.1(d)(i) of this Agreement or (iii) by mutual agreement of the Parties before the Closing is concluded pursuant to Section 10.1(a) of this Agreement but only for the specific reasons specified in Section 10.1(d)(i) of this Agreement, C&S shall reimburse Brunswick for any and all of the expenses of Brunswick (including, but not limited to, fees and expenses of its accountants, counsel and investment bankers) reasonably incurred in attempting to effect the transactions contemplated by this Agreement. Notwithstanding the foregoing, if this Agreement and the Plan of Merger are terminated by C&S or Brunswick pursuant to Section 10.1(b) of this Agreement because of the willful breach by the other of any representation, warranty, covenant, undertaking or restriction contained herein, if the terminating Party shall not have been in breach (in any material respect) of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching Party shall pay for any and all of the expenses of the terminating Party (including, but not limited to, fees and expenses of its accountants, counsel and investment bankers) reasonably incurred in attempting to effect the transactions contemplated by this Agreement. Final settlement with respect to payment of such fees and expenses by the Parties shall be made within thirty (30) days of the termination of this Agreement and the Plan of Merger.

         11.2 BROKERS AND FINDERS. Except for Interstate Johnson Lane, Inc. as to Brunswick, each of the Parties, represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either C&S or Brunswick, C&S or Brunswick, as the case may be, agrees to indemnify and hold the other Party harmless of and from any such claim.

         11.3 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement and the Plan of Merger contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement or the Plan of Merger expressed or implied, is intended to confer upon any Party, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Plan of Merger, except as expressly provided herein or therein.

         11.4 AMENDMENTS. To the extent permitted by law, this Agreement and the Plan of Merger may be amended by a subsequent writing signed by all of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that the provisions of Section 2.3 of this Agreement relating to the manner or basis in which shares of Brunswick Common Stock will be exchanged for C&S Common Stock shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the outstanding shares of Brunswick Common Stock, and that no amendment to this Agreement shall modify the requirements of regulatory approval set forth in Sections 9.4 and 9.6 of this Agreement.

         11.5 WAIVERS. Prior to or on the Effective Date, C&S, acting through its Board of Directors or its Chairman, Vice Chairman or President, shall have the right to waive any default in the performance of any term of this Agreement by Brunswick, to waive or extend the time for the compliance or fulfillment by Brunswick of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of C&S under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Effective Date, Brunswick, acting through its Board of Directors, Chairman or President, shall have the right to waive any default in the performance of any term of this Agreement by C&S, to waive or extend the time for the compliance or fulfillment by C&S of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Brunswick under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.


         11.6 NO ASSIGNMENT. None of the Parties may assign any of its rights or obligations under this Agreement or the Plan of Merger to any other person.


         11.7 SPECIFIC ENFORCEABILITY. The Parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a Party by reason of the failure of any of the Parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if after the Stockholders' Meeting any Party should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, each Party against which such action or proceeding is brought hereby waives the claim or defense that the Party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

         11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile transmission or sent by registered or certified mail, postage prepaid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered personally or by facsimile transmission or mailed; provided, however, that notice of termination of this Agreement shall be effective only upon actual delivery of such notice to the Party entitled to the same:

     C&S:  The Citizens and Southern Corporation
           35 Broad Street
           Atlanta, Georgia
           Attention:  Bennett A. Brown
                       Chairman of the Board

     Copy to Counsel:     Alston & Bird
           One Atlantic Center
           1201 West Peachtree Street
           Atlanta, Georgia 30309-3424
           Attention:  F. Dean Copeland

     Brunswick:  First Federal Savings Bank of Brunswick,
                 Georgia
           777 Gloucester Street
           Brunswick, Georgia
           Attention:  Ben T. Slade III
                       Chairman of the Board

     Copy to Counsel:     Smith, Mackinnon, Mathews &
              Christiansen, P.A.
           Suite 850
           255 South Orange Avenue
           Orlando, Florida  32809
           Attention:  John P. Greeley

         11.9 GOVERNING LAW. This Agreement and the Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Georgia except to the extent the laws of the State of Delaware or federal law shall be applicable.

         11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

                                          THE CITIZENS AND SOUTHERN CORPORATION

                                          By: /s/ Bennett A. Brown
                                              ---------------------------------
                                              Bennett A. Brown
                                              Chairman of the Board

ATTEST: /s/ Enoch J. Prow
        --------------------------
        Enoch J. Prow
        Secretary

           (CORPORATE SEAL)

                                           CITIZENS AND SOUTHERN GEORGIA
                                              CORPORATION


                                           By: /s/ John W. McIntyre
                                               --------------------------------
                                               John W. McIntyre
                                               Chairman of the Board

ATTEST: /s/ Enoch J. Prow
         --------------------------
        Enoch J. Prow
        Secretary

           (CORPORATE SEAL)


                                           THE CITIZENS AND SOUTHERN NATIONAL
                                             BANK


                                           By: /s/ William J. VanLandingham
                                               --------------------------------
                                               William J. VanLandingham
                                               President

ATTEST: /s/ Enoch J. Prow
        ---------------------------
        Enoch J. Prow
        Secretary

           (ASSOCIATION SEAL)

                                           FIRST FEDERAL SAVINGS BANK
                                             OF BRUNSWICK, GEORGIA


                                           By: /s/ Ben T. Slade III
                                               --------------------------------
                                               Ben T. Slade III
                                               Chairman of the Board

ATTEST: /s/ Robert B. Sams
        ---------------------------
        Robert B. Sams
        Secretary

           (SAVINGS BANK SEAL)

                  Supplement to Amended and Restated Agreement
                           and Plan of Reorganization


         This Supplement ("Supplement") to the foregoing Amended and Restated Agreement and Plan of Reorganization ("Agreement") is executed by Avantor
Financial Corporation ("Avantor") pursuant to Section 8.4(a) of the Agreement and in consideration of the premises of the Agreement, the representations, warranties, covenants, and agreements of First Federal Savings Bank of Brunswick, Georgia and The Citizens and Southern Corporation set forth in the Agreement, the benefits to be derived by Avantor under the terms of the Agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged. By execution of this Supplement, Avantor represents that its Board of Directors has duly and validly authorized and approved the obligations of Avantor under the Agreement and the transactions contemplated thereby and undertakes and agrees to perform all obligations and covenants to be performed by Avantor under the terms of the Agreement and the Plan of Merger and to abide by the Agreement and the Plan of Merger in accordance with their respective terms.

                          AVANTOR FINANCIAL CORPORATION


By: /s/ Albert B. Gornto, Jr.                   By: /s/ Bennett A. Brown
    ---------------------------                     ---------------------------
    Albert B. Gornto, Jr.                           Bennett A. Brown
    Chairman of the Executive                       Chairman of the Board
    Committee


ATTEST: /s/ Page D. Cranford                             (CORPORATE SEAL)
        Page D. Cranford
        Secretary